                                                                     EXHIBIT 5.1

                                 July 25, 2000


SCM Microsystems, Inc.
160 Knowles Drive
Los Gatos, California 95032

     Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 25, 2000, in connection with the registration under the Securities Act of 1933, as amended, of 1,221,733 shares of Common Stock (the "Shares") to be issued under the Company's 1997 Stock Plan and its sub-plan, the 1997 Stock Plan for French Employees (referred to collectively as the "Plan").

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans, and pursuant to the agreements which accompany the Plans, as applicable, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                        Sincerely,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation